                                                                   EXHIBIT 10.16


                          LOAN AND SECURITY AGREEMENT

                            DATED AS OF MAY 1, 1996

                                    BETWEEN

                        PRECISION RESPONSE CORPORATION,

                                  AS BORROWER,

                                      AND

                            HELLER FINANCIAL, INC.,

                                   AS LENDER

                               TABLE OF CONTENTS

SECTION 1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         SECTION 1.1 Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.2 Accounting Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 1.3 Other Definitional Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 2. REVOLVING LOANS AND COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 2.1 Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (A) Revolving Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (B) Eligible Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (C) Borrowing Mechanics  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (D) Evidence of Revolving Loan Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         SECTION 2.2 Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (A) Rate of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (B) Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (C) Computation and Payment of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (D) Interest Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (E) Conversion or Continuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         SECTION 2.3 Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (A) Closing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (B) Unused Line Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (C) Prepayment Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (D) Audit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (E) Other Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (F) Success Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         SECTION 2.4 Payments and Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (A) Manner and Time of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (B) Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (C) Voluntary Prepayments and Repayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (D) Payments on Business Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 2.5 Term of this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.6 Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.7 Grant of Security Interest.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 2.8 Capital Adequacy and Other Adjustments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





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
         SECTION 2.9 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (A) No Deductions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (B) Changes in Tax Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         SECTION 2.10 Required Termination and Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 2.11 Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 2.12 Booking of LIBOR Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 2.13 Assumptions Concerning Funding of LIBOR Loans . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 3. CONDITIONS TO REVOLVING LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         SECTION 3.1 Conditions to Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (A) Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (B) Security Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (C) Closing Date Availability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (D) Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (E) Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (F) No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (G) Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (H) No Prohibition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (I) No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SECTION 4. BORROWER'S REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 4.1 Organization, Powers, Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (A) Organization and Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (B) Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 4.2  Authorization of Borrowing, No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.3  Financial Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 4.4  Indebtedness and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.5  Account Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.6  Names   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.7  Locations; FEIN   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.8  Title to Properties; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 4.9  Litigation; Adverse Facts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.10 Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.11 Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.12 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 4.13 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.14 Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.15 Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.16 Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 4.17 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





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
         SECTION 4.18 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.19 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.20 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.21 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.22 Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.23 Governmental Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 5. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         SECTION 5.1 Financial Statements and Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (A) Monthly Financials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (B) Quarterly Financials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (C) Year-End Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (D) Accountants' Certification and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (E) Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (F) Borrowing Base Certificates, Registers and Journals; Monitoring Reports  . . . . . . . . . . . .  35
                 (G) Reconciliation Reports and Listings and Agings . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (H) Management Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (I) Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (J) Government Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (K) Events of Default, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (L) Trade Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (M) Locations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (N) Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (O) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (P) Projections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (Q) Other Indebtedness Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (R) Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         SECTION 5.2  Access to Accountants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.3  Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 5.4  Collateral Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 5.5  Account Covenants; Verification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 5.6  Collection of Accounts and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 5.7  Endorsement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 5.8  Corporate Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 5.9  Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 5.10 Maintenance of Properties; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 5.11 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.12 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.13 Collateral Locations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.14 Bailees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 5.15 Use of Proceeds and Margin Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
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
SECTION 6. FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         SECTION 6.1 Tangible Net Worth.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.2 Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 6.3 Minimum EBITDA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.4 Ratio of Indebtedness to Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.5 Capital Expenditure Limits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.6 Fixed Charge Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 7. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

         SECTION 7.1 Indebtedness and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 7.2 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

         SECTION 7.3 Transfers, Liens and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 (A) Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 (B) Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (C) No Negative Pledges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 (D) No Restrictions on Subsidiary Distributions to Borrower  . . . . . . . . . . . . . . . . . . . .  45

         SECTION 7.4  Investments and Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.5  Restricted Junior Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.6  Restriction on Fundamental Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.7  Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.8  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.9  Environmental Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.10 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.11 Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.12 Tax Consolidations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.13 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.14 Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.15 Press Release; Public Offering Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.16 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 7.17 Customer Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SECTION 8. DEFAULT, RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         SECTION 8.1 Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (A) Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (B) Default in Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (C) Breach of Certain Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (D) Breach of Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (E) Other Defaults Under Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (F) Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (G) Involuntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . .  49
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
                 (H) Voluntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . . .  49
                 (I) Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (J) Judgment and Attachments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (K) Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (L) Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (M) Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (N) Invalidity of Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (O) Failure of Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (P) Damage, Strike, Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (Q) Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (R) Forfeiture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         SECTION 8.2 Suspension of Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 8.3 Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 8.4 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 8.5 Appointment of Attorney-in-Fact  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 8.6 Limitation on Duty of Lender with Respect to Collateral  . . . . . . . . . . . . . . . . . . . .  52
         SECTION 8.7 Application of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 8.8 License of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 8.9 Waivers, Non-Exclusive Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 9. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

         SECTION 9.1  Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 9.2  Set Off   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 9.3  Expenses and Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 9.4  Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 9.5  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         SECTION 9.6  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 9.7  Survival of Warranties and Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 9.8  Indulgence Not Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.9  Marshaling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.10 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.11 Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.12 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 9.13 Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.14 APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.15 Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.16 No Fiduciary Relationship; Limitation of Liabilities  . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.17 CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         SECTION 9.18 WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 9.19 Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 9.20 Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 9.21 No Duty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

         SECTION 9.22 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

                          LOAN AND SECURITY AGREEMENT

                 This LOAN AND SECURITY AGREEMENT is dated as of May 1, 1996 and entered into by and between PRECISION RESPONSE CORPORATION, a Florida corporation ("Borrower"), with its principal place of business at 1505 N.W. 167th Street, Miami, Florida 33169, and HELLER FINANCIAL, INC., a Delaware corporation ("Lender"), with offices at 500 West Monroe Street, Chicago, Illinois 60661. All capitalized terms used herein are defined in Section 1 of this Agreement.

                 WHEREAS, Borrower desires that Lender extend a credit facility to provide working capital financing and to provide funds for other general corporate purposes; and

                 WHEREAS, Borrower desires to secure its obligations under the Loan Documents by granting to Lender a security interest in and lien upon certain of Borrower's property; and

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

                            SECTION 1.  DEFINITIONS

                 SECTION 1.1      Certain Defined Terms.

 The following terms used in this Agreement shall have the following meanings:

                 "Accounts" means, all "accounts" (as defined in the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by Borrower arising or resulting from the sale of goods or the rendering of services.

                 "Accounts Availability" has the meaning assigned to that term in subsection 2.1(A)(2).

                 "Additional Amount" means $2,500,000; provided, that the Additional Amount means an amount equal to zero at all times on and after the earlier of (A) the consummation of the IPO and (B) the first anniversary of the date hereof.

                 "Affiliate" means any Person (other than Lender): (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in Borrower (except that, in the case of AT&T Corp. or any other customer of Borrower to which Lender consents (which consent will not be unreasonably withheld or delayed), directly or indirectly owning or holding fifteen percent (15%) or more of any equity interest in Borrower to the extent that AT&T Corp. or such other customer of Borrower obtained such interest in connection with an IPO or in secondary trading); or (c) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

                 "Agreement" means this Loan and Security Agreement as it may be amended, supplemented or otherwise modified from time to time.

                 "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrower or any of its Subsidiaries in which Lender has a Lien.

                 "Base Rate" means a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate in Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Bank Prime Loan rate or its equivalent, or (b) the Federal Funds Effective Rate. The statistical release generally sets forth a Bank Prime Loan rate for each Business Day. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank Prime Loan rate or its equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate", "reference rate", "base rate", or other similar rate announced from time to time by either Bankers Trust Company or The Chase Manhattan Bank, National Association, or their successors (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).

                 "Blocked Accounts" has the meaning assigned to that term in subsection 5.6.

                 "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

                 "Borrowing Base" has the meaning assigned to that term in subsection 2.1(A)(2).

                 "Borrowing Base Certificate" means a certificate and assignment schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit A.

                 "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois or Pennsylvania or is a day on which banking institutions located in any such state are closed, or for the purposes of LIBOR Loans only, a day on which commercial banks are open for dealings in Dollar deposits in the London, England (U.K.) market.

                 "Capital Expenditures" means all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

                 "Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

                 "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $50,000,000 and not subject to setoff rights in favor of such bank.

                 "Closing Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of Borrower in a form reasonably acceptable to Lender

                 "Closing Date" means May 1, 1996.

                 "Collateral" has the meaning assigned to that term in subsection 2.7.

                 "Collecting Banks" has the meaning assigned to that term in subsection 5.6.

                 "Commitment" means the commitment of Lender to make Revolving Loans up to a maximum of $15,000,000 as set forth in subsection 2.l(A).

                 "Compliance Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit B.

                 "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

                 "Default Rate" has the meaning assigned to that term in subsection 2.2.

                 "EBITDA" means, for any period, without duplication, the total of the following for Borrower and its Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; plus, to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued; (b) Interest Expenses, net of interest income, paid or accrued; (c) interest paid in kind; (d) amortization and depreciation and (e) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person other than wholly-owned Subsidiaries of Borrower in which Borrower or a wholly owned Subsidiary of Borrower has an ownership interest unless such income is received by Borrower or such wholly-owned Subsidiary in a cash distribution; (b) gains or losses from sales or other dispositions of assets not realized in the ordinary course of business; and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses.

                 "Eligible Accounts" has the meaning assigned to that term in subsection 2.1(B).

                 "Eligible Exchange Accounts" has the meaning assigned to that term in subsection 2.1(B).

                 "Eligible Unbilled Accounts" has the meaning assigned to that term in subsection 2.1(B).

                 "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower or any of its Subsidiaries or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any of its Subsidiaries or any current or former ERISA Affiliate.

                 "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

                 "Environmental Laws" means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

                 "Equipment" means all "equipment" (as defined in the UCC) including, without limitation, all machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

                 "ERISA Affiliate", as applied to Borrower or any of its Subsidiaries, means any Person who is a member of a group which is under common control with Borrower or any of its

Subsidiaries, who together with Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

                 "Event of Default" means each of the events set forth in subsection 8.1.

                 "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day such rate is to be determined from three Federal funds brokers of recognized standing selected by Lender.

                 "Fiscal Year" means each twelve month period ending on the last day of December in each year.

                 "Fixed Charge Coverage" means, for any period, Operating Cash Flow divided by Fixed Charges.

                 "Fixed Charges" means, for any period (without duplication),
(a) Interest Expenses paid or accrued by Borrower and its Subsidiaries for such period; plus (b) scheduled payments of principal with respect to all Indebtedness of Borrower and its Subsidiaries during such period; plus (c) any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income of Borrower and its Subsidiaries for such period, excluding any provision for deferred taxes; plus (d) Restricted Junior Payments made in cash during such period to the extent permitted under subsection 7.5(b); plus (e) payment of deferred taxes by Borrower or any of its Subsidiaries during such period which accrued in any prior period.

                 "Funding Date" means the date of each funding of a Revolving Loan.

                 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

                 "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and
(d) asbestos in
any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

                 "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

                 "Intangible Assets" means all intangible assets (determined in conformity with GAAP) of Borrower and its Subsidiaries including, without limitation, goodwill, trademarks, tradenames, licenses, organizational costs, deferred amounts, covenants not to compete and restricted funds.

                 "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

                 "Interest Coverage" means, for any period, Operating Cash Flow divided by Interest Expenses.

                 "Interest Expenses" means, without duplication, for any period, the following, for Borrower and its Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding (i) the amortization of fees and costs with respect to the transactions contemplated hereunder on the Closing Date which have been capitalized as transaction costs; and (ii) interest paid in kind).

                 "Interest Period" has the meaning assigned to that term in subsection 2.2(B).

                 "Interest Rate" has the meaning assigned to that term in subsection 2.2(A).

                 "Inventory" means all "inventory" (as defined in the UCC) including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business, and goods which are returned or repossessed.

                 "IPO" means an initial public registration and sale of any equity securities of Borrower in connection with which Borrower receives net proceeds of at least $20,000,000 (after giving effect to the payment of any Restricted Junior Payments permitted under subsection 7.5 in connection with such IPO).

                 "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

                 "Lender" means Heller Financial, Inc. together with its successors and permitted assigns pursuant to subsection 9.1.

                 "Lender's Account" means ABA No. 0710-0001-3, Account No. 55-35158 at First National Bank of Chicago, One First National Plaza, Chicago, IL 60670, Reference: Heller Business Credit for the benefit of Precision Response Corporation.

                 "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

                 "LIBOR" means, for each Interest Period, a rate of interest equal to:

                 (a) the rate of interest determined by Lender at which deposits in Dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; provided, that if at least two such offered rates appear on the Reuters Screen LIBOR Page in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Lender) will be the rate used; provided, further, that if Reuters ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Lender at which deposits in Dollars are offered for the relevant Interest Period by Bankers Trust Company and The Chase Manhattan Bank, N.A., or their successors (or their respective successors) to prime banks in the London interbank market as of 11:00 a.m. (London time) on the applicable interest rate determination date, divided by

                 (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

                 (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%). As of the date hereof, no reserve requirements are in effect.

                 "LIBOR Loans" means at any time that portion of the Revolving Loans bearing interest at rates determined by reference to LIBOR.

                 "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

                 "Loan Documents" means this Agreement, the Negative Pledge Agreements and all other instruments, documents and agreements executed by or on behalf of Borrower and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Revolving Loans and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

                 "Loan Party" means, collectively, Borrower, Borrower's Subsidiaries and any other Person (other than Lender) which is or becomes a party to any Loan Document.

                 "Loan Year" means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

                 "Material Adverse Effect" means a material adverse effect upon
(a) the business, operations, properties, assets or condition (financial or otherwise) of Borrower on an individual basis or taken as a whole or (b) the ability of Borrower or any Subsidiary of Borrower to perform its obligations under any Loan Document to which it is a party or Lender to enforce or collect any of the Obligations.

                 "Maximum Revolving Loan Amount" has the meaning assigned to that term in subsection 2.1(A)(1).

                 "Negative Pledge Agreements" means the negative pledge agreements to be executed and delivered by each of Mark J. Gordon and David L. Epstein, in favor of Lender, in form and substance satisfactory to Lender.

                 "Net Worth" means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower calculated in conformity with GAAP.

                 "Non-telemarketing Unbilled Accounts Adjustment" means, for any month, the greater of (a) the amount (the "Dollar Adjustment") by which Borrower's estimate of Unbilled Eligible Accounts arising from non-telemarketing services for the immediately preceding month exceeded the actual Unbilled Eligible Accounts arising from non-telemarketing services for the immediately preceding month, and (b) the product obtained by multiplying Borrower's estimate, at the beginning of a month, of Unbilled Eligible Accounts arising from non-telemarketing services for such month, by a fraction, the numerator of which is the Dollar

Adjustment and the denominator of which is Borrower's estimate of Unbilled Eligible Accounts arising from non-telemarketing services for the immediately preceding month.

                 "Non-telemarketing Unbilled Accounts Sublimit" means (a) $1,750,000 at all times from the date hereof through August 31, 1996, and (b) zero at all times on and after September 1, 1996.

                 "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness (whether incurred before or after the Termination
Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

                 "Operating Cash Flow" means, for any period, (a) EBITDA; less
(b) Capital Expenditures.

                 "Original Term" has the meaning assigned to that term in subsection 2.5.

                 "Permitted Encumbrances" means the following types of Liens:
(a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries; (e) Liens for purchase money obligations or under Capital Leases, provided that (i) the purchase or lease of the asset subject to any such Lien is permitted under subsection 6.5, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and
(iii) such Lien encumbers only the asset so purchased or leased; (f) Liens in favor of Lender, and (g) Liens set forth on Schedule 1.1(A).

                 "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                 "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a division by division and Subsidiary by Subsidiary basis and otherwise consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

                 "Reconciliation Report" means a report duly executed by the chief executive officer or chief financial officer of Borrower appropriately completed and in substantially the form of Exhibit C.

                 "Renewal Term" has the meaning assigned to that term in subsection 2.5.

                 "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a stock dividend; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Borrower or any of its Subsidiaries of any management fees or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

                 "Revolving Loan" means all advances made by Lender pursuant to subsection 2.1(A) and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

                 "Specified Contracts" means the Certificate Enterprises Agreement between Borrower and AT&T Corp. dated September 19, 1995 and the Fulfillment Services Agreement between Borrower and AT&T Corp. dated November 18, 1993.

                 "Specified Contracts Sublimit" means (i) $800,000 at all times from the date hereof through September 30, 1996, (ii) $700,000 at all times from October 1, 1996 through October 31, 1996, (iii) $600,000 at all times from November 1, 1996 through December 31, 1996, and (iv) $500,000 at all times on and after January 1, 1997; provided, that from time to time Lender may, in its reasonable credit judgment, reduce the Specified Contracts Sublimit.

                 "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

                 "Tangible Net Worth" means, with respect to a Person, an amount equal to: (a) Net Worth of such Person; less (b) Intangible Assets of such Person and its Subsidiaries; less

(c) prepaid expenses of such Person and its Subsidiaries; less (d) all obligations owed to such Person or any of its Subsidiaries by any Affiliate of such Person or any of its Subsidiaries; and less (e) all loans by such Person or its Subsidiaries to its officers, stockholders or employees.

                 "Termination Date" means the date this Agreement is terminated as set forth in subsection 2.5.

                 "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Illinois, as amended from time to time, and any successor statute.

                 SECTION 1.2      Accounting Terms.

                 For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Lender, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Borrower's certified public accountants.

                 SECTION 1.3      Other Definitional Provisions.

                 References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                   SECTION 2.  REVOLVING LOANS AND COLLATERAL

                 SECTION 2.1      Revolving Loans.

                 (A) Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Lender agrees to lend to Borrower from time to time an aggregate amount not to exceed at any time $15,000,000. Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Commitment pursuant to subsection 8.3 or (ii) the Termination Date. Lender shall have no obligation to make advances under this subsection 2.1(A) to the extent any requested advance would cause the balance of the Revolving Loan then outstanding (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount; provided, that Lender may, in its sole discretion, elect from time to time to make Revolving Loans in excess of the Maximum Revolving Loan Amount or the Commitment to the extent requested, or deemed requested, by Borrower hereunder.

                          (1) "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Commitment and (b) the Borrowing Base.

                          (2) "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (a) eighty-five percent (85%) of Eligible Accounts less such reserves (including, without limitation, reserves regarding volume rebates due account debtors) as Lender, in its reasonable judgment, elects to establish plus (b) eighty-five percent (85%) of Eligible Unbilled Accounts arising from telemarketing services (and, on and after September 1, 1996, arising from non-telemarketing services to the extent Lender is satisifed with Borrower's reporting system with respect to non-telemarketing services) less such reserves as Lender, in its reasonable judgment, elects to establish, plus (c) the lesser of (x) seventy-five percent (75%) of the amount by which the Eligible Unbilled Accounts arising from non-telemarketing services (with the amount of such Eligible Unbilled Accounts to be accrued during a month to be estimated at the beginning of each month by Borrower and assumed to accrue ratably during such month) exceeds the Non-telemarketing Unbilled Accounts Adjustment, if any, less such reserves as Lender, in its reasonable judgment, elects to establish and (y) the Non-telemarketing Unbilled Accounts Sublimit, plus (d) the lesser of (x) seventy-five percent (75%) of Eligible Exchange Accounts less a reserve equal to thirty percent (30%) of the amount of Eligible Exchange Accounts and such other reserves as Lender, in its reasonable judgment, elects to establish and (y) $500,000, (the sum of (a), (b), (c) and (d) is referred to as the "Accounts Availability") plus (e) the Additional Amount; provided, that at no time will the Borrowing Base attributable to the Accounts under the Specified Contracts exceed the Specified Contracts Sublimit.

                 (B)      Eligible Collateral.

                          (1) Eligible Accounts. "Eligible Accounts" means, as at any date of determination, the aggregate of all Accounts that Lender, in its reasonable judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following Accounts are not Eligible Accounts:

                                  (a)      Accounts due from a customer that
                          has not been sent an invoice with respect thereto by Borrower;

                                  (b)      Accounts which remain unpaid for
                          more than ninety (90) days after invoice date;

                                  (c)      Accounts which are otherwise
                          eligible with respect to which a credit is due and owing by Borrower to the account debtor thereof or a deposit has been made by the account debtor thereof to Borrower, but only to the extent of such due and owing credit or deposit;

                                  (d)      Accounts due from a customer whose
                          principal place of business is located outside the United States of America or Canada unless such Account is backed by a letter of credit, in form and substance acceptable to Lender, and issued or confirmed by a bank that is organized under the laws of the United States of America or a State thereof, that is acceptable to Lender, provided that such letter of credit has been delivered to Lender as additional collateral; provided, further, that Accounts which are otherwise eligible and are owing by British Airways shall be eligible to the extent that British Airways maintains an office for service of process in the United States of America;

                                  (e)      Accounts due from a customer which
                          Lender has notified Borrower does not have a satisfactory credit standing;

                                  (f)      Accounts with respect to which the
                          customer is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof, unless Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any applicable statute or municipal ordinance of similar purpose and effect;

                                  (g)      Accounts with respect to which the
                          customer is an Affiliate of Borrower or a director, officer, agent, stockholder or employee of Borrower or any of its Affiliates;

                                  (h) Accounts due from a customer if more than fifty percent (50%) of the aggregate amount of Accounts of such customer have at the time remained unpaid for more than ninety (90) days after the invoice date;

                                  (i) Accounts with respect to which there is any unresolved dispute with the respective customer (but only to the extent of such dispute);

                                  (j)      Accounts evidenced by an
                          "instrument" or "chattel paper" (as defined in the UCC) not in the possession of Lender;

                                  (k)      Accounts with respect to which
                          Lender does not have a valid, first priority and fully perfected security interest;

                                  (l)      Accounts subject to any Lien except
                          those in favor of Lender;

                                  (m)      Accounts with respect to which the
                          customer is the subject of any bankruptcy or other insolvency proceeding;

                                  (n)      Accounts due from a customer (other
                          than AT&T Corp.) to the extent that such Accounts exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Accounts at said date unless Lender otherwise agrees in writing to a higher percentage with respect to a particular customer of Borrower;

                                  (o)      Accounts due from AT&T Corp. to the
                          extent that such Accounts exceed in the aggregate an amount equal to seventy percent (70%) of the aggregate of all Accounts at said date;

                                  (p)      Accounts with respect to which the
                          customer's obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

                                  (q)      Accounts with respect to which the
                          customer is located in New Jersey or Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

                                  (r)      Accounts with respect to which the
                          customer is a creditor of Borrower, provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower to such Person.

                          (2) Eligible Exchange Accounts. "Eligible Exchange Accounts" means, as of any date of determination, the aggregate of all Accounts (other than Eligible Accounts and Eligible Unbilled Accounts) that are identified on Borrower's monthly financial statements and Borrowing Base Certificate as "A/R Exchange" and that Lender, in its reasonable judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following Accounts are not Eligible Exchange
                 Accounts:

                                  (a)      Accounts due from a customer that
                          has not been sent an invoice with respect thereto on or before the last day of the month following the month in which such Accounts were created;

                                  (b)      Accounts due from a customer that
                          requires a third party to verify the billing of such Accounts; and

                                  (c)      Accounts that do not satisfy one or
                          more criteria specified in clauses (c) through (r) of the definition of Eligible Accounts.

                          (3) Eligible Unbilled Accounts. "Eligible Unbilled Accounts" means, as of any date of determination, the aggregate of all Accounts (other than Eligible Accounts and Eligible Exchange Accounts) representing accrued amounts owing by an account debtor which have not been invoiced to such account debtor that Lender, in its reasonable judgment, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following Accounts are not Eligible Unbilled
                 Accounts:

                                  (a)      Accounts due from a customer that
                          has not been sent an invoice with respect thereto on or before the fifteenth day of the month following the month in which such Accounts were created; and

                                  (b)      Accounts that do not satisfy one or
                          more of the criteria specified in clauses (c) through
                          (r) of the definition of Eligible Accounts.

                 (C) Borrowing Mechanics. (1) LIBOR Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount. (2) On any day when Borrower desires to borrow under this subsection 2.1, Borrower shall give Lender telephonic notice of the proposed borrowing by 11:00 a.m. (Central time) on the Funding Date of a Base Rate Loan and three (3) Business Days in advance of the Funding Date of a LIBOR Loan, which notice (a "Notice of Borrowing") must also specify the proposed Funding Date (which shall be a Business Day), whether such Revolving Loans shall consist of Base Rate Loans or LIBOR Loans and for LIBOR Loans the Interest Period applicable thereto. Any such telephonic notice shall be confirmed in writing on the same day.. Lender shall not incur any liability to Borrower for acting upon any telephonic notice Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(C). Lender will not make any advance pursuant to any telephonic notice unless Lender has also received the most recent Borrowing Base Certificate and all other documents required under subsection 5.1(F) by 11:00 a.m. (Chicago time). Each advance made to Borrower under the Revolving Loan shall be deposited by wire transfer in immediately available funds in such account as Borrower may from time to time designate to Lender in writing. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest and fees shall be deemed irrevocably to be a request by Borrower for a Revolving Loan on the due date of, and in the amount required to pay, such principal, accrued interest and fees, and the proceeds of each such Revolving Loan if made by Lender shall be disbursed by Lender by way of direct payment of the relevant obligation. Lender shall promptly provide notice to Borrower of any Revolving Loan deemed to have been requested by Borrower pursuant to the preceding sentence, except to the extent such Revolving Loan is made to pay regularly scheduled interest and fees. Notwithstanding anything contained herein to the contrary, that portion of the Revolving Loans predicated upon advances against the Additional Amount shall bear interest determined by reference to the Base Rate and shall not bear interest determined with reference to the LIBOR Rate.

                 (D) Evidence of Revolving Loan Obligations. The advances constituting the Revolving Loan shall be evidenced by this Agreement and notations made from time to time by Lender in its books and records, including computer records. Subject to subsection 2.6, Lender's books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by the Lender to make any such notation or record shall not affect the obligations of Borrower to Lender with respect to the Revolving Loans.

                 SECTION 2.2      Interest

                 (A) Rate of Interest. The Revolving Loans and all other Obligations shall bear interest from the date such Revolving Loans are made or such other Obligations become due to the date paid at a rate per annum (such rate, the "Interest Rate") equal to (i) in the case of Base Rate Loans and other Obligations for which no other interest rate is specified, the Base Rate plus one-half of one percent (0.50%) and
         (ii) in the case of LIBOR Loans, LIBOR plus (a) three percent (3%); provided, that the Interest Rate applicable to that portion of the Revolving Loans predicated upon advances against the Additional Amount shall be the Base Rate plus one percent (1%). The applicable basis for determining the rate of interest shall be selected by Borrower initially at the time a notice of borrowing is given pursuant to subsection 2.1(C). For purposes of calculating interest, Revolving Loans shall be deemed to be predicated first upon the Accounts Availability portion of the Borrowing Base and then upon the Additional Amount portion of the Borrowing Base. The basis for determining the interest rate with respect to any Revolving Loan or a portion of any Revolving Loan may be changed from time to time pursuant to subsection 2.2(E). If on any day a Revolving Loan or a portion of any Revolving Loan is outstanding with respect to which notice has not been delivered to Lender in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

         After the occurrence and during the continuance of an Event of Default
         (i) the Revolving Loans and all other Obligations shall, at Lender's option Lender, bear interest at a rate per annum equal to two percent (2.0%) plus the Interest Rate (the "Default Rate"), (ii) each LIBOR Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (iii) no Revolving Loans may be converted to LIBOR Loans.

                 (B) Interest Periods. In connection with each LIBOR Loan, Borrower shall elect an interest period (each an "Interest Period") to be applicable to such LIBOR Loan, which Interest Period shall be either a one, two, three or six month period; provided, that:

                          (1) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date of such Loan;

                          (2) in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

                          (3) if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

                          (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5), below, end on the last Business Day of a calendar month;

                          (5) no Interest Period shall extend beyond the Termination Date; and

                          (6) there shall be no more than three (3) Interest Periods relating to LIBOR Loans outstanding at any time.

                 (C) Computation and Payment of Interest. Interest on the Revolving Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of funding of the Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, shall be included and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such LIBOR Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, shall be excluded; provided, that if a Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan. Interest on Base Rate Loans and all other Obligations other than LIBOR Loans shall be payable to Lender monthly in arrears on the first day of each month, on the date of any prepayment of Revolving Loans and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable to Lender on the last day of the applicable Interest Period for such LIBOR Loan, on the date of any prepayment of the LIBOR Loans, and at maturity, whether by acceleration or otherwise. In addition, for each LIBOR Loan having an Interest Period longer than three (3) months, interest accrued on such LIBOR Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.

                 (D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither

         Borrower nor any Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

                 (E) Conversion or Continuation. Subject to the provisions of subsection 2.1(C) and 2.2(B), Borrower shall have the option to (1) convert at any time all or any part of outstanding Revolving Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $500,000 and integral multiplies of $100,000 in excess of that amount as a LIBOR Loan or (b) convert all or any portion of such LIBOR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Revolving Loan commence on the last day of the Interest Period of the Revolving Loan to be continued or converted; provided, that no outstanding Revolving Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

                 Borrower shall deliver a notice of conversion/continuation to Lender no later than 11:00 a.m. (Chicago time) at least two (2) Business Days in advance of the proposed conversion/ continuation date ("Notice of Conversion/Continuation"). A Notice of Conversion/Continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Revolving Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.

                 In lieu of delivering the Notice of Conversion/Continuation, Borrower may give Lender telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(E); provided, that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Lender on or before the proposed conversion/continuation date.

                 Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that Lender believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(E) and upon conversion/continuation by Lenders in accordance with this Agreement pursuant to any telephonic notice, Borrower shall have effected such conversion or continuation, as the case may be, hereunder.

                 SECTION 2.3      Fees.

                 (A) Closing Fee. Borrower shall pay to Lender on the Closing Date a closing fee in the amount of $100,000.

                 (B) Unused Line Fee. Borrower shall pay to Lender a fee in an amount equal to the Commitment less the sum of the average daily balance of the Revolving Loan during the preceding month multiplied by one-quarter of one percent (0.25%) per annum, such fee to be calculated on the basis of a 360 day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of the first month following the Closing Date and the first day of each month thereafter.

                 (C) Prepayment Fees. If Borrower voluntarily prepays the Obligations in full and terminates the Commitment prior to the Termination Date, Borrower at the time of prepayment shall pay to Lender, as compensation for the costs of being prepared to make funds available to Borrower under this Agreement, and not as a penalty, an amount determined by multiplying the percentage set forth below by the
         Commitment: one percent (1%) upon a prepayment during the first or second Loan Year and one-half of one percent (0.50%) upon a prepayment during the period commencing on the first day of the third Loan Year and ending sixty (60) days prior to the end of the third Loan Year; provided, that no such prepayment fee shall be payable if Borrower voluntarily prepays the Obligations in full and terminates the Commitment solely because (i) Borrower is required to pay additional amounts to Lender under subsection 2.8 or subsection 2.9(B) or (ii) an order, judgment or decree of any court, arbitrator or governmental authority enjoins or restrains, or purports to enjoin or restrain, Lender from making any Revolving Loan and as a result thereof Lender will not make any further Revolving Loans to Borrower.

                 (D) Audit Fees. Borrower agrees to pay Lender an audit fee for each inspection equal to $650 per auditor per day or any portion thereof, excluding all full days spent by Lender traveling to or from Borrower's locations together with out-of-pocket expenses; provided, that so long as no Event of Default exists, Borrower shall not be liable to reimburse Lender for more than three audits in any Loan Year.

                 (E) Other Fees and Expenses. Borrower shall pay to Lender, for its own account, all charges for returned items and all other bank charges incurred by Lender, as well as Lender's standard wire transfer charges for each wire transfer made under this Agreement.

                 (F) Success Fee. Borrower shall pay to Lender a fee (the "Success Fee") in an amount equal $100,000, payable upon the earlier of the first anniversary of the date hereof and the termination of this Agreement.

                 SECTION 2.4      Payments and Prepayments.

                 (A) Manner and Time of Payment. In its sole discretion, Lender may charge interest and other amounts payable hereunder to the Revolving Loan, all as set forth on Lender's books and records. If Lender elects to bill Borrower for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim. All payments to Lender hereunder shall, unless otherwise directed by Lender, be made in accordance with subsection
         5.6. Proceeds remitted to Lender's Account shall be credited to the Obligations on the Business Day that such proceeds constitute immediately available funds in Lender's Account; provided, however, for the purpose of calculating interest on the Obligations, such funds shall be deemed credited on the first Business Day thereafter.

                 (B)      Mandatory Prepayments.

                          (1) Overadvance. At any time that the principal balance of the Revolving Loan exceeds the Maximum Revolving Loan Amount, Borrower shall, upon demand by Lender, immediately repay the Revolving Loan to the extent necessary to reduce the principal balance to an amount that is equal to or less than the Maximum Revolving Loan Amount.

                          (2) Proceeds of Asset Dispositions. Immediately upon receipt by Borrower or any of its Subsidiaries of proceeds of any Asset Disposition (in one or a series of related transactions), which proceeds exceed $100,000 (it being understood that if the proceeds exceed $100,000, the entire amount and not just the portion above $100,000 shall be subject to this subsection 2.4(B)(2)), Borrower shall prepay the Obligations in an amount equal to such proceeds.

                 (C) Voluntary Prepayments and Repayments. Borrower's Obligations may be prepaid or repaid in full and in part. Borrower may, at any time upon not less than three Business Days' prior notice to Lender, terminate the Commitment.

                 (D) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

                 SECTION 2.5      Term of this Agreement.

                 This Agreement shall be effective until the third anniversary of the date hereof (the "Original Term") and shall automatically renew from year to year thereafter (each such year a "Renewal Term") unless terminated by either party giving the other not less than sixty (60) days prior written notice of its intention to terminate at the end of the Original Term or at the end of any Renewal Term (the "Termination Date"). The Commitment shall (unless earlier terminated) terminate upon the earlier of (i) the occurrence of an event specified in subsection 8.3 or (ii) the Termination Date. Upon termination in accordance with subsection 8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Lender shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower's obligation to indemnify Lender in accordance with the terms hereof shall continue.

                 SECTION 2.6      Statements.

                 Lender shall render a monthly statement of account to Borrower within twenty (20) days after the end of each month. Such statement of account shall constitute an account stated unless Borrower makes written objection thereto within sixty (60) days from the date such statement is mailed to Borrower. Borrower promises to pay all of its Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

                 SECTION 2.7      Grant of Security Interest.

                 To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to Lender a continuing security interest, lien and mortgage in and to all right, title and interest of Borrower in the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral"): (A) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the right of stoppage in transit, replevin and reclamation;
(B) general intangibles (as defined in the UCC); (C) investment property (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC); (F) chattel paper (as defined in the UCC); (G) Intellectual Property; (H) Equipment; (I) Inventory;

(J) all deposit accounts of Borrower maintained with any bank or financial institution; (K) all cash and other monies and property of Borrower in the possession or under the control of Lender or any participant; (L) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (M) proceeds of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above described property; provided, that Lender shall not have a security interest in any Equipment existing on the date hereof that, as of the date hereof, is subject to an effective Lien listed on Schedule 1.1(A) (the Lien in favor of Barnett Bank of South Florida, N.A. evidenced by File Number 900000216132, the Lien in favor of NationsBank evidenced by File Number 930000210415 and File Number 93R499767, and the Lien in favor of the Department of Revenue of the State of Florida evidenced by Warrant Number 285994 shall not be deemed to be an effective Lien); provided, further, that so long as no Event of Default then exists, (i) Lender shall release its security interest in any item of Equipment acquired after the date hereof at such time as Borrower finances such Equipment under a Capital Lease or a purchase money financing permitted under subsection 7.1(b) but only if such Capital Lease or purchase money financing is consummated within ninety (90) days of the date such Equipment was acquired by Borrower, and (ii) Lender shall release its security interest in all of the Equipment upon the earlier of (x) the consummation of an IPO and (y) the date the Additional Amount is reduced to zero.

                 SECTION 2.8      Capital Adequacy and Other Adjustments.

                 In the event Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender (together with the certificate referred to in the next sentence) pay to Lender additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

                 SECTION 2.9      Taxes.

                 (A) No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: franchise taxes or taxes imposed on the net income, capital, net worth or assets of Lender by the jurisdiction under the laws of which Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income, capital, net worth or assets by the jurisdiction of Lender's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such franchise taxes and taxes imposed on net income, capital, net worth or assets, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

                 (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof,
         (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

                          (1) does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Revolving Loans made, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender); or

                          (2) does or shall impose on Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

         and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Revolving Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, upon its demand, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

                 SECTION 2.10     Required Termination and Prepayment.

                 If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Loans has become unlawful or impossible by compliance by Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone confirmed in writing) to Borrower of that determination. Subject to prior withdrawal of a Notice of Borrowing or a Notice of Conversion/Continuation or prepayment of LIBOR Loans as contemplated by the subsection 2.11, the obligation of Lender to make or maintain its LIBOR Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans together with all interest accrued thereon or convert LIBOR Loans to Base Rate Loans.

                 SECTION 2.11     Compensation.

                 Borrower shall compensate Lender, upon written request by Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by Lender in connection with the re-employment of such funds), Lender may sustain: (i) if for any reason (other than a default by Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or Conversion/Continuation; (ii) if any prepayment of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable to that LIBOR Loan other than a prepayment required by Lender under subsection 2.10; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay its LIBOR Loans when required by the terms of this Agreement; provided, that during the period while any such amounts have not been paid, Lender may reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

                 SECTION 2.12     Booking of LIBOR Loans.

                 Lender may make, carry or transfer LIBOR Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of Lender.

                 SECTION 2.13     Assumptions Concerning Funding of LIBOR
                                  Loans.

                 Calculation of all amounts payable to Lender under subsection
2.11 shall be made as though Lender had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, that Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.11.

                 SECTION 3.       CONDITIONS TO REVOLVING LOANS

                 SECTION 3.1      Conditions to Revolving Loans.

                 The obligations of Lender to make Revolving Loans on the Closing Date and on each Funding Date are subject to satisfaction of all of the conditions set forth below.

                 (A) Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Lender may at any time reasonably request.

                 (B) Security Interests. Lender shall have received satisfactory evidence that all security interests and liens granted to Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

                 (C) Closing Date Availability. After giving effect to the consummation of the transactions contemplated hereunder on the Closing Date and the payment by Borrower of all costs, fees and expenses relating thereto, the Maximum Revolving Loan Amount on the Closing Date shall exceed the principal balance of the Revolving Loans by at least $2,000,000.

                 (D) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Lender after the Closing Date and approved by Lender.

                 (E) Fees. With respect to Revolving Loans to be made on the Closing Date, Borrower shall have paid the fees payable on the Closing Date referred to in subsection 2.3(A).

                 (F) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

                 (G) Performance of Agreements. Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

                 (H) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making any Revolving Loans.

                 (I) No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, would reasonably be expected to have a Material Adverse Effect.

         SECTION 4.       BORROWER'S REPRESENTATIONS AND WARRANTIES

                 To induce Lender to enter into this Agreement, and to make Revolving Loans, Borrower represents and warrants to Lender that the following statements are and will be true, correct and complete:

                 SECTION 4.1      Organization, Powers, Capitalization.

                 (A) Organization and Powers. Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Each of Borrower and its Subsidiaries has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

                 (B) Capitalization. The authorized capital stock of each of Borrower and its Subsidiaries is as set forth on Schedule 4.1(B). All issued and outstanding shares of capital stock of each of Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (other than Liens existing on the date hereof and granted by one shareholder in favor of another shareholder) and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of Borrower and its Subsidiaries is owned by the stockholders and in the amounts set forth on Schedule 4.1(B). No shares of the capital stock of Borrower or any of its Subsidiaries, other than those described above, are issued and outstanding. Except for repurchase and right of first refusal rights among shareholders and except in connection with an IPO, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower or any of its Subsidiaries, of any shares of capital stock or other securities of any such entity.

                 SECTION 4.2      Authorization of Borrowing, No Conflict.

                 Borrower has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by each Loan Party do not contravene and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any agreement or order by which any Loan Party or any Loan Party's property is bound. This Agreement is, and the other Loan Documents, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms, except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

                 SECTION 4.3      Financial Condition.

                 All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished by Borrower and its Subsidiaries to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Projections delivered and to be delivered by Borrower represent and will represent the good faith estimate of Borrower and its senior management concerning the most probable course of its business as of the date such Projections are prepared and delivered.

                 SECTION 4.4      Indebtedness and Liabilities.

                 As of the Closing Date, neither Borrower nor any of its Subsidiaries has (a) any Indebtedness except as reflected on Schedule 4.4; or
(b) any Liabilities other than as reflected on the last financial statements delivered by Borrower to Lender or incurred in the ordinary course of business of Borrower after the date of such financial statements.

                 SECTION 4.5      Account Warranties.

                 Borrower represents, warrants and covenants as to each Account that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered or otherwise in accordance with the agreements governing the same; there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); Borrower is the lawful owner of the Account and has the right to assign the same to Lender; the Account is free of all security interests, liens and encumbrances other than those in favor of Lender, and the Account is due and payable in accordance with its terms.

                 SECTION 4.6      Names.

                 Schedule 4.6 sets forth all names, tradenames, fictitious names and business names under which Borrower currently conducts business or has at any time during the past five years conducted business.

                 SECTION 4.7      Locations; FEIN.

                 Schedule 4.7 sets forth the location of Borrower's principal place of business, the location of Borrower's books and records, the location of all other offices of Borrower and all Collateral and its other property locations, and such locations are Borrower's sole locations for its business and the Collateral and its other property. Borrower's federal employer identification number is set forth on the signature page hereof.

                 SECTION 4.8      Title to Properties; Liens.

                 Borrower and each of its Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which Borrower or any of its Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

                 SECTION 4.9      Litigation; Adverse Facts.

                 Except as described on Schedule 4.9, there are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of Borrower or any of its Subsidiaries nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries which could reasonably be expected to result in any Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to result in any Material Adverse Effect.

                 SECTION 4.10     Payment of Taxes.

                 All material tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. As of the Closing Date, none of the United States income tax returns of Borrower or any of its Subsidiaries are under audit. No tax liens have been filed and no claims (except as otherwise permitted by Section 5.9) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

                 SECTION 4.11     Performance of Agreements.

                 Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person which would have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which would have a Material Adverse Effect.

                 SECTION 4.12     Employee Benefit Plans.

                 Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

                 SECTION 4.13     Intellectual Property.

                 Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual Property is identified on Schedule 4.13.

                 SECTION 4.14     Broker's Fees.

                 No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby.

                 SECTION 4.15     Environmental Compliance.

                 Each of Borrower and its Subsidiaries has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against Borrower or any of its Subsidiaries or relating to any real property currently or formerly owned, leased or operated by Borrower or any of its Subsidiaries.

                 SECTION 4.16     Solvency.

                 As of and from and after the date of this Agreement, Borrower:
(a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and
(ii) greater than the amount that will be required to pay the probable liabilities of Borrower as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. There is no material fact known to Borrower that has or could have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

                 SECTION 4.17     Disclosure.

                 No representation or warranty of Borrower, any of its Subsidiaries or any other Loan Party contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no material fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

                 SECTION 4.18     Insurance.

                 Borrower and each of its Subsidiaries maintains adequate insurance policies for public liability, property damage for its business and properties, product liability, and business interruption, no notice of cancellation has been received with respect to such policies and Borrower and each of its Subsidiaries is in compliance with all conditions contained in such policies.

                 SECTION 4.19     Compliance with Laws.

                 Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject Borrower or any of its Subsidiaries, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation has been alleged.

                 SECTION 4.20     Bank Accounts.

                 Schedule 4.20 sets forth the account numbers and locations of all bank accounts of Borrower and its Subsidiaries.

                 SECTION 4.21     Subsidiaries.

                 Borrower has no Subsidiaries other than as set forth on
Schedule 4.21.

                 SECTION 4.22     Employee Matters.

                 Except as set forth on Schedule 4.22, (a) neither Borrower nor any of its Subsidiaries nor any of Borrower's or its Subsidiaries' employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Borrower or any of its Subsidiaries and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between Borrower or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, neither Borrower nor any of its Subsidiaries is subject to an employment contract.

                 SECTION 4.23     Governmental Regulation.

                 Neither Borrower nor any of its Subsidiaries is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. Borrower may, at any time and from time to time and subject to subsection 5.13, amend any one or more of the Schedules referred in this Section 4 and any representation or warranty contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended, provided, however, that in no event may the Borrower amend any such Schedule if such amendment would reflect or evidence a Default or Event of Default.

                      SECTION 5.  AFFIRMATIVE COVENANTS

                 Borrower covenants and agrees that, so long as the Commitment hereunder shall be in effect and until payment in full of all Obligations, unless Lender shall otherwise give its prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to such Person.

                 SECTION 5.1      Financial Statements and Other Reports.

                 Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Lender the financial statements and other reports described below.

                 (A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, Borrower will deliver (1) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                 (B) Quarterly Financials. As soon as available and in any event within sixty (60) days after the end of each quarter of a Fiscal Year, Borrower will deliver the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such quarter of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year.

                 (C) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver: (1) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; and (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Borrower, and acceptable to Lender, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards ; and (4) copies of the consolidating financial statements of Borrower and its Subsidiaries, including (a) consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of Borrower and its Subsidiaries showing intercompany eliminations.

                 (D) Accountants' Certification and Reports. Together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subsection 5.1(C), Borrower will deliver (1) a written statement by its independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and
         (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and
         (2) a letter addressed to Lender from such accountants stating that such accountants have been informed that a primary intent of Borrower was to have the professional services such accountants provided to Borrower in preparing their audit report and the letter referred to in this subsection 5.1(D) benefit or influence Lender, and identifying Lender as a party that Borrower has indicated intends to rely on such professional services provided to Borrower by such accountants. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

                 (E) Compliance Certificate. Together with the delivery of each set of financial statements referenced in subparts (A), (B) and (C) of this subsection 5.1, Borrower will deliver to Lender a Compliance Certificate, together with copies of the calculations and work-up employed to determine Borrower's compliance or noncompliance with the financial covenants set forth in Section 6.

                 (F) Borrowing Base Certificates, Registers and Journals; Monitoring Reports. Within four (4) Business Days following the end of each week, Borrower shall deliver to Lender (1) a Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrower and an assignment schedule of all Accounts created by Borrower during the prior week, (2) a "P&L Report", in summary and detail form, updated to reflect changes from the prior week, (3) a cash receipts journal, and (4) an accounts receivable aging; and not later than thirty (30) days after the end of each month, Borrower shall deliver to Lender the monthly monitoring reports with respect to the Specified Contracts delivered or to be delivered to AT&T Corp.

                 (G) Reconciliation Reports and Listings and Agings. On the Closing Date and within fifteen (15) Business Days after the last day of each month and from time to time upon the request of Lender, Borrower will deliver to Lender (1) an aged trial balance of all then existing Accounts, (2) a Reconciliation Report as at the last day of such period, (3) a trial balance of all then existing accounts payable, (4) a roll forward of the general ledger, (5) a reconciliation of the actual telemarketing services to the estimate for such telemarketing services, (6) a reconciliation of the actual Unbilled Eligible Accounts arising from non-telemarketing services to the estimate for such non-telemarketing services, and (7) a detail of accruals for the "A/R Exchange" account; and on the first day of each month, Borrower will deliver to Lender an estimate of the Unbilled Eligible Accounts arising from non-telemarketing services for such month. All such reports shall be in form and substance satisfactory to Lender.

                 (H) Management Report. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (B) and (C) of this subsection 5.1, Borrower will deliver a management report: (1) describing the operations and financial condition of Borrower and its Subsidiaries for the quarter then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current

         Fiscal Year delivered to Lender pursuant to 5.1(P); and (3) discussing the reasons for any significant variations. Notwithstanding the foregoing, the foregoing reports shall not be required if an IPO occurs on or before July 31, 1996. Upon consummation of an IPO, Borrower shall deliver to Lender Borrower's quarterly reports on Form 10-Q and annual reports on Form 10-K in lieu of the foregoing management reports. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

                 (I)      Intentionally Omitted.

                 (J) Government Notices. Borrower will deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Borrower's payment or non-payment of any taxes including any tax audit.

                 (K) Events of Default, etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of Borrower's chief executive officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect.

                 (L) Trade Names. Borrower and each of its Subsidiaries will give Lender at least five (5) days advance written notice of any change of name or of any new trade name or fictitious business name. Borrower's use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

                 (M)      Locations.  Borrower will give Lender at least thirty
         (30) days advance written notice of any change in Borrower's principal place of business or any change in the location of its books and records or the Collateral or its other property or of any new location for its books and records or the Collateral or its other property.

                 (N) Bank Accounts. Borrower will give Lender prompt notice of any new bank accounts Borrower or any of its Subsidiaries intends to establish prior to its their opening same.

                 (O) Litigation. Promptly upon any officer of Borrower or its subsidiaries obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries not previously disclosed by Borrower to Lender or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any of its Subsidiaries or any property of any Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect, Borrower will promptly give notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

                 (P) Projections. As soon as available and in any event no later than the end of each Fiscal Year of Borrower, Borrower will deliver consolidated Projections of Borrower and its Subsidiaries for the forthcoming two Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

                 (Q) Other Indebtedness Notices. Borrower shall promptly deliver copies of all notices given or received by Borrower and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Indebtedness, and shall promptly notify Lender of any potential or actual event of default with respect to any Indebtedness.

                 (R) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party, any Subsidiary of any Loan Party or the Collateral as Lender may reasonably request from time to time.

                 SECTION 5.2      Access to Accountants.

                 Borrower authorizes Lender to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower's independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of Lender's inquiries.

                 SECTION 5.3      Inspection.

                 Borrower shall permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Lender shall provide at least one Business Days' prior notice to Borrower of its intent to conduct such inspection unless Lender reasonably believes that Borrower is concealing information or misrepresenting its financial condition or the

Collateral or acting in a fraudulent manner. In connection with an inspection, Lender shall endeavor to not disrupt Borrower's operations. Borrower acknowledges that Lender intends to make such inspections on at least a quarterly basis.

                 SECTION 5.4      Collateral Records.

                 Borrower shall keep full and accurate books and records relating to the Collateral.

                 SECTION 5.5      Account Covenants; Verification.

                 Borrower shall, at its own expense: (a) cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with subsection 5.6 and
(b) use its best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted after the occurrence of an Event of Default and written notice from Lender to Borrower. Borrower will immediately notify Lender in the event that a customer alleges any dispute or claim with respect to an Account in excess of $100,000 or of any other circumstances known to Borrower that may impair the validity or collectibility of an Account in excess of $100,000. Lender shall have the right, at any time or times hereafter, in accordance with its routine practices, to verify the validity, amount or any other matter relating to an Account, by mail or telephone directed to the accounts payable department of the account debtor thereof. After the occurrence of an Event of Default and written notice from Lender to Borrower, Borrower shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

                 SECTION 5.6      Collection of Accounts and Payments.

                 Within ninety (90) days following the Closing Date, Borrower shall establish lockboxes in Borrower's name and blocked accounts in Borrower's or Lender's name (collectively, "Blocked Accounts") with such banks ("Collecting Banks") as are acceptable to Lender (subject to irrevocable instructions acceptable to Lender as hereinafter set forth) to which all account debtors shall directly remit all payments on Accounts and in which Borrower will immediately deposit all other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Lender, that all payments made to the Blocked Accounts are subject to Lender's security interest, and that the Collecting Banks have no right of setoff against the Blocked Accounts or the proceeds deposited therein and that all such payments received will be promptly transferred to Lender's Account. Borrower hereby agrees that all payments received by Lender, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by Lender and whether on the Accounts or as proceeds of other Collateral or otherwise will be subject to Lender's security interest. Borrower shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits to the Blocked Accounts into Lender's Account. Borrower, and any of its Affiliates, employees, agents or other Persons acting for or in concert with Borrower, shall, acting as trustee for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of Borrower or any of Borrower's Affiliates, employees, agents or other Persons acting for or in concert with Borrower, and immediately upon receipt thereof, Borrower or such Persons shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to Lender at its address set forth in subsection 9.6 below. In connection with establishing the Blocked Accounts, Borrower shall send the form of notice attached hereto as Exhibit D to each of its account debtors.

                 SECTION 5.7      Endorsement.

                 Borrower hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as Borrower's true and lawful attorney-in-fact, with power to endorse Borrower's name to any of the items of payment or proceeds described in subsection 5.6 above that come into Lender's possession or under Lender's control and all proceeds of Collateral that come into Lender's possession or under Lender's control. Both the appointment of Lender as Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

                 SECTION 5.8      Corporate Existence.

                 Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Borrower will promptly notify Lender of any change in its or its Subsidiaries' corporate structure and, prior to an IPO, any change in its ownership.

                 SECTION 5.9      Payment of Taxes.

                 Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon provided that no such tax need be paid if Borrower or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

                 SECITION 5.10    Maintenance of Properties; Insurance.

                 Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Lender. Borrower shall cause Lender to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance satisfactory to Lender and shall collaterally assign to Lender as security for the payment of the Obligations all business interruption insurance of Borrower. Borrower shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in subsection 2.4(B).

                 SECTION 5.11     Compliance with Laws.

                 Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

                 SECTION 5.12     Further Assurances.

                 Borrower shall, and shall cause each of its Subsidiaries to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.

                 SECTION 5.13     Collateral Locations.

                 Borrower will keep the Collateral at the locations specified on Schedule 4.7. With respect to any new location (which in any event shall be within the continental United States), Borrower will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of the Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

                 SECTION 5.14     Bailees.

                 If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall, upon the request of Lender, notify such warehouseman, bailee, agent or processor of the security interests in favor of Lender created hereby and shall instruct such Person to hold all such Collateral for Lender's account subject to Lender's instructions.

                 SECTION 5.15     Use of Proceeds and Margin Security.

                 Borrower shall use the proceeds of all Revolving Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Revolving Loan shall be used by Borrower or any of its Subsidiaries for the purpose of purchasing or carrying of margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act.

                          SECTION 6.       FINANCIAL COVENANTS

                 Borrower covenants and agrees that so long as the Commitment remains in effect and until payment in full of all Obligations, Borrower shall comply with and shall cause each of its Subsidiaries to comply with all covenants in this Section 6 applicable to such Person.

                 SECTION 6.1      Tangible Net Worth.

                 Borrower shall at all times during the periods set forth below maintain Tangible Net Worth of at least the amounts set forth below opposite such periods.

                 Calendar Quarter                                   Amount
                 ----------------                                   ------
                 June 30, 1996 through September 29, 1996           $2,000,000

                 September 30, 1996 through December 30, 1996       $4,000,000

                 December 31, 1996 through March 30, 1997           $6,000,000

                 March 31, 1997 through June 29, 1997               $6,500,000

                 June 30, 1997 and at all times thereafter          The amount required as of the
                                                                    last day of the immediately
                                                                    preceding calendar quarter
                                                                    plus $500,000

                 SECTION 6.2      Intentionally Omitted.

                 SECTION 6.3      Minimum EBITDA.

                 Borrower shall maintain EBITDA of at least the amounts set forth below as of the end of the periods set forth below.

                 Period                                             Amount
                 ------                                             ------
                 May 1, 1996 through June 30, 1996                  $ 1,000,000

                 May 1, 1996 through July 31, 1996                  $ 1,000,000

                 May 1, 1996 through August 31, 1996                $ 1,000,000

                 May 1, 1996 through September 30, 1996             $ 5,000,000

                 May 1, 1996 through October 31, 1996               $ 5,000,000

                 May 1, 1996 through November 30, 1996              $ 5,000,000

                 May 1, 1996 through December 31, 1996              $10,000,000

                 May 1, 1996 through January 31, 1997               $10,000,000

                 May 1, 1996 through February 28, 1997              $10,000,000

                 May 1, 1996 through March 31, 1997                 $13,750,000

                 May 1, 1996 through April 30, 1997                 $13,750,000

                 June 1, 1996 through May 31, 1997                  $13,750,000

                 Twelve month period ending June 30, 1997 and       $15,000,000
                 for each twelve month period ending on the
                 last day of each calendar month thereafter

                 SECTION 6.4      Ratio of Indebtedness to Tangible Net Worth.

                 The ratio of (a) Borrower's Indebtedness, to (b) Borrower's Tangible Net Worth, shall at no time during the periods set forth below be greater than the ratios set forth opposite such periods: 8.75:1.0 during the period from May 31, 1996 through June 29, 1996; 8.5:1.0 during the period from June 30, 1996 through September 29, 1996; 7.0:1.0 during the period from September 30, 1996 through December 30, 1996; 4.5:1.0 during the period from December 31, 1996 through March 30, 1997; 3.5:1.0 during the period from March 31, 1997 through June 29, 1997; and 3.25:1.0 as of June 30, 1997 and at all times thereafter.

                 SECTION 6.5      Capital Expenditure Limits.

                 The aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries (excluding trade-ins and excluding Capital Expenditures in respect of replacement assets to the extent funded with casualty insurance proceeds) will not exceed the amount set forth below for each period set forth below. In the event that Borrower or any of its Subsidiaries enters into a Capital Lease or other contract with respect to fixed assets, for purposes of calculating Capital Expenditures under this subsection only, the amount of the Capital Lease or contract initially capitalized on Borrower's or any Subsidiary's balance sheet prepared in accordance with GAAP shall be considered expended in full on the date that Borrower or any of its Subsidiaries enters into such Capital Lease or contract.

                 Period                                             Amount
                 ------                                             ------
                 Fiscal Year ending December 31, 1996 and           $11,000,000
                 each Fiscal Year thereafter

                 SECTION 6.6      Fixed Charge Coverage.

                 Borrower shall not permit its Fixed Charge Coverage for the periods set forth below to be less than the amount set forth below for such periods.

                 Period                                                      Ration for Period
                 ------                                                      -----------------
                 May 1, 1996 through June 30, 1996                                1.0:1.0

                 May 1, 1996 through September 30, 1996                           1.0:1.0

                 May 1, 1996 through October 31, 1996                             1.0:1.0

                 May 1, 1996 through November 30, 1996                            1.0:1.0

                 May 1, 1996 through December 31, 1996                            1.0:1.0

                 May 1, 1996 through January 31, 1997                             1.0:1.0

                 May 1, 1996 through February 28, 1997                            1.0:1.0

                 May 1, 1996 through March 31, 1997                               1.0:1.0

                 May 1, 1996 through April 30, 1997                               1.0:1.0

                 June 1, 1996 through May 31, 1997                                1.0:1.0

                 Twelve month period ending June 30, 1997 and                     1.0:1.0
                 for each twelve month period ending on the last
                 day of each calendar month thereafter

                          SECTION 7.       NEGATIVE COVENANTS

                 Borrower covenants and agrees that so long as the Commitment remains in effect and until payment in full of all Obligations, unless Borrower has received the prior written consent of Lender, Borrower shall not and will not permit any of its Subsidiaries to:

                 SECTION 7.1      Indebtedness and Liabilities.

                 Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; and (b) Indebtedness (including the Indebtedness described on
Schedule 4.4) not to exceed $10,500,000 in the aggregate at any time outstanding under Capital Leases and financings secured by purchase money Liens. Borrower will not, and will not permit any of its Subsidiaries to, incur any Liabilities except in the ordinary course of business; provided, that notwithstanding the foregoing, Borrower and its Subsidiaries may not incur Indebtedness except as provided in the immediately preceding sentence.

                 SECTION 7.2      Guaranties.

                 Except (a) as provided on Schedule 7.2, (b) for guaranties of the performance of its subcontractors in the ordinary course of Borrower's business, or (c) for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

                 SECTION 7.3      Transfers, Liens and Related Matters.

                 (A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of such Person, except that Borrower and its Subsidiaries may dispose of Equipment and furniture in the ordinary course of its business, sublease all or any part of its interests as tenant under real estate leases or license its software if all of the following conditions are met: (1) the net proceeds of such disposition, sublease or license are applied as required by subsection 2.4(B); (2) after giving effect to the sale, sublease, license or other disposition of the assets and the repayment of the Obligations with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in
         Section 6 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (3) no Default or Event of Default shall then exist or result from such sale, sublease, license or other disposition.

                 (B) Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom.

                 (C) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

                 (D) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) subject to subordination provisions, pay any indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

                 SECTION 7.4      Investments and Loans.

                 Make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) as set forth on Schedule 7.8, (c) loans to its shareholders existing as of the date hereof to the extent the aggregate amount of such loans does not exceed $600,000 and (d) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $100,000 at any time.

                 SECTION 7.5      Restricted Junior Payments.

                 Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that (i) Subsidiaries of Borrower may make Restricted Junior Payments with respect to their common stock to the extent necessary to permit Borrower to pay the Obligations and (ii) Borrower may offset against the amounts owing by Mark J. Gordon and David L. Epstein to Borrower, amounts owing by Borrower to Mark J. Gordon and David L. Epstein, and eliminate the net amount owing by Mark J. Gordon and David L. Epstein to Borrower after such offset by reducing retained earnings. Notwithstanding the foregoing, if (i) Borrower continues to be taxed as a Subchapter S corporation for federal income tax purposes, (ii) no Event of Default is then existing and none will be caused by the proposed distribution,
(iii) each recipient of such distribution executes an Agreement in the form of Exhibit E hereto, and (iv) Borrower gives Lender sufficient documentation to verify compliance with this subsection fifteen (15) days prior to the distribution, Borrower may at any time after the end of a tax period (including an estimated tax period) make tax distributions to its shareholders in an amount not to exceed the amount by which the Aggregate Tax Amount (as defined below) exceeds the aggregate amount of the tax distributions made by Borrower to its shareholders after December 31, 1992. Aggregate Tax Amount means the product of (A) the "Deemed Tax Rate" (as defined below) multiplied by (B) the sum of all items of taxable income, gain and gain equivalent of tax credit recapture of Borrower allocated to Borrower's shareholders for all tax periods of Borrower that fall in taxable years of the Borrower which end after December 31, 1992 minus the sum of all items of taxable deduction, loss and loss equivalent of tax credit of Borrower allocated to Borrower's shareholders for all tax periods of Borrower that fall in taxable years of the Borrower which end after December 31, 1992. Deemed Tax Rate means, for any tax period, the sum of the highest marginal Florida and federal individual rates (but with such federal individual tax rate adjusted for the deductibility of state income taxes) in effect during such tax period; provided, that if the highest marginal rates are changed during such period the appropriate highest rates will be applied to the appropriate portion of income. In addition to the foregoing, if (i) Borrower undertakes an IPO, (ii) Borrower continues to be taxed as an S corporation immediately prior to the consummation of the IPO, and (iii) no Event of Default is then existing and none will be caused by the proposed distribution, Borrower may make a distribution from the net proceeds of such IPO in an amount equal to the accumulated adjustment account (as defined in the IRC) of Borrower through the date of termination of Borrower's treatment as a Subchapter S corporation.

                 SECTION 7.6      Restriction on Fundamental Changes.

                 (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person.

                 SECTION 7.7      Intentionally Omitted.

                 SECTION 7.8      Transactions with Affiliates.

                 Except as described on Schedule 7.8, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of Borrower or any of its Subsidiaries, except for transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated Person.

                 SECTION 7.9      Environmental Liabilities.

                 (a) Violate any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by Borrower or any of its Subsidiaries; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by Borrower or any of its Subsidiaries.

                 SECTION 7.10     Conduct of Business.

                 From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrower or such Subsidiary on the Closing Date.

                 SECTION 7.11     Compliance with ERISA.

                 Except as disclosed on Schedule 7.11, establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. Neither Borrower nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

                 SECTION 7.12     Tax Consolidations.

                 File or consent to the filing of any consolidated income tax return with any Person other than Borrower or any of its Subsidiaries.

                 SECTION 7.13     Subsidiaries.

                 Establish, create or acquire any new Subsidiaries.

                 SECTION 7.14     Fiscal Year.

                 Change its Fiscal Year.

                 SECTION 7.15     Press Release; Public Offering Materials.

                 Disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of Borrower except as may be, in the opinion of Borrower's counsel, required by any law, rule or regulation.

                 SECTION 7.16     Bank Accounts.

                 Establish any new bank accounts, or amend or terminate any Blocked Account or lockbox agreement without Lender's prior written consent.

                 SECTION 7.17     Customer Contracts.

                 Amend any existing customer contracts to provide offset rights to the customers thereunder or enter into any customer contracts after the date hereof that provide offset rights to the customers thereunder.

                          SECTION 8.       DEFAULT, RIGHTS AND REMEDIES

                 SECTION 8.1      Event of Default.

                 "Event of Default" shall mean the occurrence or existence of any one or more of the following:

                 (A) Payment. Failure to make payment of any of the Obligations when due and in the case of interest, such failure shall not be cured within five (5) days of the applicable due date; or

                 (B) Default in Other Agreements. Failure of Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations) or any other breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Obligations), if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $200,000 to become or be declared due prior to its stated maturity; or

                 (C) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in subsections
         5.1 (A), (B) and (C), 5.3, 5.5 or 5.6 or contained in Section 6 or
         Section 7; or

                 (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

                 (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within twenty (20) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this subsection 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

                 (F) Change in Control. Mark J. Gordon and David L. Epstein, together cease to control (as defined in the definition of "Affiliate" in this Agreement), directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding shares of each class of capital stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the board of directors of Borrower; or

                 (G)      Involuntary Bankruptcy; Appointment of Receiver, etc.
         (1) A court enters a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrate, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any of its Subsidiaries, for all or a substantial part of the property of Borrower or any such Subsidiary; or

                 (H)      Voluntary Bankruptcy; Appointment of Receiver, etc.
         (1) An order for relief is entered with respect to Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the board of directors of Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

                 (I) Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, bonded, vacated, paid or discharged within thirty (30) days; or

                 (J) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $500,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                 (K) Dissolution. Any order, judgment or decree is entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

                 (L) Solvency. Borrower ceases to be solvent (as represented by Borrower in subsection 4.17) or admits in writing its present or prospective inability to pay its debts as they become due; or

                 (M) Injunction. Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

                 (N) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies in writing that it has any further liability under any Loan Documents to which it is party, or gives notice in writing to such effect; or

                 (O) Failure of Security. Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Lender to take any action within its control; or

                 (P) Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance would reasonably be expected to have a Material Adverse Effect.

                 (Q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect.

                 (R) Forfeiture. There is filed against Borrower any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral.

                 SECTION 8.2      Suspension of Commitment.

                 Upon the occurrence of any Event of Default, Lender, without notice or demand, may immediately cease making additional Revolving Loans and the Commitment shall be suspended.

                 SECTION 8.3      Acceleration.

                 Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitment shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitment shall thereupon terminate.

                 SECTION 8.4      Remedies.

                 If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to Lender at law or in equity, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Lender (provided, that after notifying such obligors, Lender shall promptly notify Borrower); (b) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; (d) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral in accordance with applicable law; and
(e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the

Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower shall remain liable for any deficiency. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Lender shall not be required to proceed against any Collateral but may proceed against Borrower directly.

                 SECTION 8.5      Appointment of Attorney-in-Fact.

                 Borrower hereby constitutes and appoints Lender as Borrower's attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Lender or otherwise, from time to time in Lender's discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;
(d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Lender as Borrower's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

                 SECTION 8.6 Limitation on Duty of Lender with Respect to Collateral.

                 Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.

                 SECTION 8.7      Application of Proceeds.

                 Upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Lender; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Lender.

                 SECTION 8.8      License of Intellectual Property.

                 Borrower hereby assigns, transfers and conveys to Lender, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by Borrower together with any goodwill associated therewith, but only to the extent necessary to enable Lender to realize on the Collateral. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower by Lender.

                 SECTION 8.9      Waivers, Non-Exclusive Remedies.

                 No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

                          SECTION 9.       MISCELLANEOUS

                 SECTION 9.1      Assignments and Participations.

                 Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Revolving Loans, the Commitment or any other interest herein to an Affiliate or to another Person. In the case of an assignment authorized under this subsection 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. Lender shall be relieved of its obligations hereunder with respect to the Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". Lender may furnish any information concerning Borrower and its Subsidiaries in its possession from time to time to assignees and participants (including prospective assignees and participants).

                 SECTION 9.2      Set Off.

                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender, each assignee of Lender's interest, and each participant is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries) and any other property at any time held or owing by that Lender or assignee to or for the credit or for the account of Borrower against and on account of any of the Obligations then outstanding; provided, that no participant shall exercise such right without the prior written consent of Lender.

                 Borrower hereby agrees, to the fullest extent permitted by law, that any Lender, assignee or participant may exercise its right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender's or holder's share of the Obligations.

                 SECTION 9.3      Expenses and Attorneys' Fees.

                 Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants (if appropriate), accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants (if appropriate), accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation and execution of the Loan Documents, the Revolving Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender; (d) fees, costs and expenses incurred in connection with forwarding to Borrower the proceeds of Revolving Loans including Lender's standard wire transfer fee; (e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including attorneys' fees and allocated costs of internal counsel) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise. Notwithstanding the foregoing, Borrower shall not be liable for those fees, costs and expenses under this subsection incurred prior to the Closing Date that exceed $60,000.

                 SECTION 9.4      Indemnity.

                 In addition to the payment of expenses pursuant to subsection 9.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Lender to evaluate or monitor the Collateral, affiliates and attorneys of Lender (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Lender, Lender's agreement to make the Revolving Loans hereunder, the use or intended use of the proceeds of any of the Revolving Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee.

                 SECTION 9.5      Amendments and Waivers.

                 No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

                 SECTION 9.6      Notices.

                 Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Central time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

                 If to Borrower:        Precision Response Corporation
                                        1505 N.W. 167th Street
                                        Miami, Florida 33169
                                        Attn:  General Counsel
                                        Telecopy No. (305) 626-4742

                 With a copy to:        Marc J. Stone, Esq.
                                        Rubin Baum Levin Constant
                                           Friedman & Bilzin
                                        2500 First Union Financial Center
                                        Miami Florida 33131-2336
                                        Telecopy No. (305) 374-7593

                 If to Lender:          HELLER FINANCIAL, INC.
                                        Attn:  HBC Portfolio Manager
                                        500 West Monroe Street
                                        Chicago, Illinois 60661
                                        Telecopy No. (312) 441-7026

                 With a copy to:        HELLER FINANCIAL, INC.
                                        Attn:  Legal Department
                                        500 West Monroe Street
                                        Chicago, Illinois 60661
                                        Telecopy No. (312) 441-6969

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 9.6.

                 SECTION 9.7      Survival of Warranties and Certain
                                  Agreements.

                 All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 9.3 and 9.4 shall survive the payment of the Revolving Loans and the termination of this Agreement.

                 SECTION 9.8      Indulgence Not Waiver.

                 No failure or delay on the part of Lender in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                 SECTION 9.9      Marshaling; Payments Set Aside.

                 Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                 SECTION 9.10     Entire Agreement.

                 This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

                 SECTION 9.11     Intentionally Omitted.

                 SECTION 9.12     Severability.

                 The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

                 SECTION 9.13     Headings.

                 Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 SECTION 9.14     APPLICABLE LAW.

                 THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                 SECTION 9.15     Successors and Assigns.

                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Lender.

                 SECTION 9.16 No Fiduciary Relationship; Limitation of Liabilities.

                 (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower.

                 (B) Neither Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

                 SECTION 9.17     CONSENT TO JURISDICTION.

                 BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN

SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

                 SECTION 9.18     WAIVER OF JURY TRIAL.

                 BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

                 SECTION 9.19     Construction.

                 Borrower and Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

                 SECTION 9.20     Counterparts; Effectiveness.

                 This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                 SECTION 9.21     No Duty.

                 All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower's shareholders or any other Person.

                 SECTION 9.22     Confidentiality.

                 Lender shall hold all nonpublic information identified as such by Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective Affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Revolving Loans. If Lender is otherwise a creditor of a Borrower, Lender may use the information in connection with its other credits. Lender may also make disclosure reasonably required by a bona fide offeree or assignee (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or assignee (or participant) to agree (and require any of its offerees, assignees or participants to agree) to comply with this Section 9.22. In no event shall Lender be obligated or required to return any materials furnished by Borrower; provided, however, each Offeree shall be required to agree that if it does not become a assignee (or participant) it shall return all materials furnished to it by Borrower in connection herewith.

                 Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.


                                  HELLER FINANCIAL, INC.


                                  By /s/ Jerome P. Sepich
                                     -------------------------------------------
                                  Its  Vice President
                                     ------------------------------------------


                                  PRECISION RESPONSE CORPORATION
                                  FEIN:  59-2194806


                                  By  /s/ Joseph Gillis
                                    -------------------------------------------
                                  Its  Chief Financial Officer
                                     ------------------------------------------

                                    EXHIBITS

Exhibit A          Borrowing Base Certificate

Exhibit B          Compliance Certificate

Exhibit C          Reconciliation Report

Exhibit D          Form of Account Debtor Notice

Exhibit E          Contribution and Repayment Undertaking

                                   SCHEDULES

1.1(A)             Other Liens

4.1(B)             Capitalization of Loan Parties

3.1(A)             List of Closing Documents

4.4                Indebtedness

4.6                Trade Names (Present and Past Five Years)

4.7 Location of Principal Place of Business, Books and Records and Collateral and Other Property

4.9                Litigation

4.13               Intellectual Property

4.20               Bank Accounts

4.21               Subsidiaries

4.22               Employee Matters

7.2                Guaranties

7.8                Affiliate Transactions

7.11               ERISA